Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $0.001 par value, of Trans World Corporation, a Nevada corporation.

Dated: as of March 9, 2006

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By: Wynnefield Capital, Inc.

By: /s/Nelson Obus Nelson Obus, President

WYNNEFIELD CAPITAL, INC.

By: /s/ Nelson Obus Nelson Obus, President